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[Woodhead Industries, Inc. Letterhead]

                                             NEWS RELEASE

                                             FOR FURTHER INFORMATION CONTACT
                                             Robert G. Jennings,
                                             Vice President, Finance
                                             and C.F.O.
                                             (708) 465-2900

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             date:  April 26, 1995         for release:  Immediately


                            WOODHEAD INDUSTRIES, INC.
                    DECLARES STOCK DIVIDEND AND CASH DIVIDEND

BUFFALO GROVE, IL. -- Woodhead Industries, Inc. (NASDAQ: WDHD) announced today that its directors had declared a 50% common stock dividend. Additionally, the directors increased the quarterly cash dividend 2.6% to $.065 (six and one-half cents) per share. This increase follows the 11.8% dividend increase declared by the directors in October 1994.

The stock and cash dividends are payable on May 22, 1995 to stockholders of record May 8, 1995. The cash dividend will be paid on the split shares.

Stockholders will receive one new share of Woodhead stock for every two shares of Woodhead common stock owned as of the record date. Cash will be paid to stockholders in lieu of any resulting fractional shares. The increase in the number of shares outstanding as a result of the common stock dividend will likely put the market price of the common stock in a range more attractive to investors, and thus may result in a broader market for the Company's common stock.

On a related matter, the Board of Directors, pursuant to the Rights Agreement adopted on May 17, 1986, as amended and restated as of July 25, 1990, also adjusted the purchase price of each common stock purchase right under the Rights Agreement from $20.00 per share of common stock to $13.33 to reflect the stock dividend.

Woodhead Industries, Inc. develops, manufactures, and markets specialty electrical devices, custom copper and fiber optic cable assemblies, motion control products, and ergonomic workstations for the improvement of workplace safety and productivity.

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